Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL STATEMENTS

Stockholders and Board of Directors of Rigel Pharmaceuticals, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Rigel Pharmaceuticals, Inc. for the registration of 88,888 shares of Common Stock, pertaining to the 2000 Employee Stock Purchase Plan of Rigel Pharmaceuticals, Inc., of our reports dated April 24, 2006, July 21, 2006 and October 20, 2006 relating to the unaudited condensed interim financial statements of Rigel Pharmaceuticals, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2006, June 30, 2006 September 30, 2006, respectively.

Very truly yours,

/s/ Ernst & Young LLP

Palo Alto, California
December 18, 2006